UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 8, 2009

The PMI Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California		94597
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-658-7878

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

We, The PMI Group, Inc. ("PMI"), currently have $200 million outstanding under our $250 million revolving credit facility. The credit facility contains a number of financial covenants, including a minimum Adjusted Consolidated Net Worth (as defined in the facility) requirement of $1.5 billion, a maximum total debt to total capitalization percentage requirement of 35%, and a maximum risk-to-capital ratio requirement of 20 to 1. Events of default under the facility include, among others, PMI Mortgage Insurance Co. ("PMI MIC") failing to maintain a financial strength rating of at least "Baa" from Moody’s while also failing to maintain a financial strength rating of at least "BBB" from Standard & Poor’s.

Effective March 15, 2009, the lenders under the credit facility agreed to suspend the financial strength ratings event of default, reduce the minimum Adjusted Consolidated Net Worth requirement to $1.2 billion and increase the maximum PMI MIC risk-to-capital ratio requirement to 24.0 to 1, through April 15, 2009. As part of this agreement, we agreed not to borrow additional amounts under the facility or contribute additional capital to our subsidiaries unless and until we are in compliance with the financial strength ratings, Adjusted Consolidated New Worth and risk-to-capital ratio provisions as they were set forth in the credit facility prior to their suspension. Effective April 14, 2009, the lenders and PMI agreed to amend the credit facility to continue the suspension of the financial strength ratings event of default, continue the reduction of the minimum Adjusted Consolidated Net Worth requirement to $1.2 billion and continue the increase of the maximum PMI risk-to-capital ratio requirement to 24.0 to 1, through April 30, 2009. The April 14, 2008 amendment to the credit facility is filed as an exhibit herewith and is incorporated herein by reference.

Item 8.01 Other Events.

On April 8, 2009, Standard and Poor’s Ratings Services ("S&P") announced that it lowered its counterparty credit and financial strength ratings on PMI MIC from A- to BB- and removed those ratings from CreditWatch with negative implications to Stable. S&P also lowered its counterparty credit rating on The PMI Group, Inc. from BBB- to CCC and revised the CreditWatch status to developing from negative. S&P also lowered its counterparty credit and financial strength ratings on PMI Mortgage Insurance Co. Ltd. ("PMI Europe") from A- to BB- (CreditWatch Negative). PMI’s insurer financial strength ratings is Ba3 (Developing) from Moody’s.

We are actively engaged in discussions with the lenders under our credit facility to amend financial covenants and events of default under the credit facility, including the financial strength ratings event of default described above. We cannot be sure that we will complete an amendment to the credit agreement on terms acceptable to us prior to the expiration on May 1, 2009 of the temporary suspension described above of the financial strength ratings event of default and financial covenants, or that we will complete such an amendment at all. Unless the credit facility is successfully amended prior to May 1, 2009, or the suspension of the financial strength ratings event of default and financial covenants are extended beyond April 30, 2009, an event of default under the facility will occur on May 1, 2009.

Upon an event of default, we would likely be required to repay all outstanding indebtedness under the credit facility and the lenders under the credit facility would have the right to terminate their loan commitments under the facility. In addition, an event of default under the facility, if not cured within 30 days after notice from the trustee for our senior notes or from holders of our senior notes, would cause an event of default under our outstanding senior notes and could require us to repay all our outstanding senior notes. As of March 31, 2009, our holding company held cash and investments of approximately $234 million.

For a complete description of our credit facility and the risks attendant thereto, see our Annual Report on Form 10-K for the year ended December 31, 2008, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Credit Facility, and Item 1A. Risk Factors – Capital and Liquidity Constraints.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1 Amendment Agreement No. 4, effective April 14, 2009, to the Revolving Credit Agreement, dated as of October 24, 2006, as amended, among The PMI Group, Inc., the lenders referred to therein and Bank of America, N.A., as Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PMI Group, Inc.

April 14, 2009	By:	/s/ Andrew D. Cameron

Name: Andrew D. Cameron
Title: Group Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.01	Amendment Agreement No. 4, effective April 14, 2009, to the Revolving Credit Agrement, dated as of October 24, 2006, as amended